Exhibit 99.1

January 23, 2007

Investors may contact:

Kevin Stitt, Bank of America, 1.704.386.5667

Lee McEntire, Bank of America, 1.704.388.6780

Leyla Pakzad, Bank of America, 1.704.386.2024

Reporters may contact:

Scott Silvestri, Bank of America, 1.704.388.9921

scott.silvestri@bankofamerica.com

Bank of America reports record 2006 earnings of $21.13 billion,

or $4.59 per share

Fourth quarter earnings were $5.26 billion or $1.16 per share

2006 EPS grew 14 percent

Fourth quarter EPS up 32 percent

Significant operating leverage drives results

CHARLOTTE — Bank of America Corporation today reported that 2006 net income rose 28 percent to $21.13 billion from $16.47 billion a year earlier, reflecting both the addition of MBNA at the start of the year and organic growth in most major customer segments.

Per share earnings increased 14 percent to $4.59 per diluted share from $4.04 per share last year. Return on average common equity for the year was 16.27 percent.

Excluding pre-tax merger and restructuring charges of $805 million, or 11 cents per share, Bank of America earned $21.64 billion, or $4.70 per share, for the full year 2006.

In the fourth quarter of 2006, net income was $5.26 billion, or $1.16 per diluted share, compared with $3.57 billion, or $0.88 per share, a year earlier. Excluding pre-tax merger and restructuring charges of $244 million, equal to 3 cents per share, earnings per share were $1.19. For the fourth quarter of 2005, pre-tax merger and restructuring charges were $59 million, or 1 cent per share.

The increase in 2006 earnings was driven by growth in card income, including the addition of MBNA, strong growth in capital markets and investment banking activities reflecting the company’s recent investments in those areas, increased equity investment gains, growth in service charges paced by deposit account growth, higher other income and strong expense control. These improvements were partially offset by higher credit costs, again in part because of the addition of MBNA.

For the year, revenue on a fully taxable-equivalent basis increased 30 percent while expenses rose 24 percent. On a pro forma basis (adjusting for the inclusion of MBNA), revenue increased 10 percent while expenses were flat.

“Bank of America had another strong year in 2006,” said Kenneth D. Lewis, chairman and chief executive officer. “We created opportunities for our customers and clients through improved service, product innovations such as the $0 Online Equity Trade program and Business 24/7TM for small businesses, new more convenient ATMs and excellent investment performance in our Columbia Funds. Our capital markets groups served more clients than ever before, increasing our market share in important product categories. In short, our associates are proving that when you combine listening to customers to understand their needs with our advantages of scale, innovation and execution, it creates a powerful value proposition that wins in the marketplace.”

2006 Business Highlights

•	During 2006, the company acquired and successfully integrated MBNA Corporation, making Bank of America the largest credit card issuer in the U.S. and U.K.

•	In November, Bank of America entered into an agreement to acquire US Trust to help bolster its capabilities in serving high net worth clients and expand its base of assets under management.

•	Total sales of retail products increased 7 percent in 2006 to 44 million, driven by record sales in checking, debit and online banking products. Online sales increased 44 percent in 2006 across all products, representing 16 percent of total retail sales.

•	The company opened a record 2.4 million net new checking accounts supported by programs such as Keep the Change™ as well as eCommerce accessibility and customer referrals.

•	Bank of America began offering $0 Online Equity Trades on Oct. 12 in selected markets and in November through most of its franchise, contributing to accelerated growth at Banc of America Investments. The program rewards customers who keep at least $25,000 in deposit balances. In the fourth quarter, the number of self-directed brokerage accounts opened was up 54 percent from the third quarter.

•	Average aggregate retail deposits and Columbia money market mutual fund balances rose 6 percent from 2005. The company takes an integrated view of these products, encouraging customers to choose what is best for them.

•	Debit card revenue increased 23 percent to a record $1.91 billion.

•	Average small business loans grew 65 percent (25 percent pro forma with MBNA) as the bank focused on deepening its penetration of this segment.

•	Credit extended to Business Lending clients grew $15.20 billion to $222.91 billion in the year.

•	Capital Markets and Advisory Services revenue rose 21 percent in 2006, driven by a 38 percent rise in debt underwriting fees and a 21 percent increase in fixed income sales and trading as the company invested in its capital markets platforms.

•	Total assets under management in Global Wealth and Investment Management grew 13 percent to more than $542 billion, driving an 11 percent increase in asset management fees. Seventy-three percent of mutual fund assets under management were invested in funds (equity, fixed income, and money market funds) where at least one share class placed in the top two quartiles of their peer group as of December 31, 2006. [1]

Fourth Quarter Financial Summary

Revenue

Revenue on a fully taxable-equivalent basis increased 34 percent to $18.82 billion from $14.05 billion in the fourth quarter of 2005. The previous year’s results did not include MBNA.

Net interest income on a fully taxable-equivalent basis was $8.96 billion, compared with $8.10 billion a year earlier. Besides the addition of MBNA, the increase was driven by loan growth and increased benefits from asset and liability management activity, partially offset by lower core deposit levels. The net interest yield tightened 7 basis points to 2.75 percent.

Noninterest income rose 66 percent to $9.87 billion from $5.95 billion. Besides the addition of MBNA, which helped boost card income, these results were supported by equity investment gains, continued strength in service fee income and investment banking. The sale of Bank of America’s Asia Commercial Banking unit resulted in a $165 million gain.

Sales of debt securities resulted in a $21 million gain in the fourth quarter of 2006 compared with a $71 million gain a year earlier.

Efficiency

The efficiency ratio on a fully taxable-equivalent basis for the fourth quarter of 2006 was 48.31 percent (47.02 percent before merger and restructuring charges) driven by continued positive operating leverage. Noninterest expense increased to $9.09 billion from $7.32 billion a year ago. Expenses increased primarily because of the addition of MBNA.

Pre-tax cost savings for the merger in the fourth quarter were approximately $450 million primarily because of personnel reductions, technology savings and marketing synergies.

Credit Quality

Credit quality remained stable. Consumer credit costs rose in the fourth quarter from the third quarter of 2006 reflecting portfolio seasoning and the trend toward more normalized levels post-bankruptcy reform. Compared to the fourth quarter of 2005, consumer net charge-offs decreased primarily due to the impact of bankruptcy reform which accelerated charge-offs into 2005. Provision expense in the fourth quarter was higher than a year ago due to the addition of MBNA, partially offset by lower bankruptcy-related credit costs on the domestic consumer credit card portfolio.

•	Provision for credit losses was $1.57 billion, up from $1.17 billion in the third quarter of 2006, and $1.40 billion in the fourth quarter of 2005.

•	Net charge-offs were $1.42 billion, or 0.82 percent of total average loans and leases. This compared to $1.28 billion, or 0.75 percent, in the third quarter of 2006 and $1.65 billion, or 1.16 percent, in the fourth quarter of 2005.

•	Total managed losses were $2.45 billion, or 1.23 percent of total average managed loans and leases. This compared to $2.20 billion, or 1.11 percent, in the third quarter of 2006 and $1.71 billion, or 1.17 percent, in the fourth quarter of 2005.

•	Nonperforming assets were $1.86 billion, or 0.26 percent of total loans, leases and foreclosed properties, at December 31, 2006. This compared to $1.66 billion, or 0.25 percent, at September 30, 2006 and $1.60 billion, or 0.28 percent at December 31, 2005.

•	The allowance for loan and lease losses was $9.02 billion, or 1.28 percent of loans and leases, at December 31, 2006. This compared to $8.87 billion, or 1.33 percent at September 30, 2006 and $8.05 billion, or 1.40 percent, at December 31, 2005, which did not include MBNA.

Capital Management

Total shareholders' equity was $135.27 billion at December 31, 2006. Period-end assets were $1.5 trillion. The Tier 1 Capital Ratio increased to 8.64 percent from 8.48 percent at September 30, 2006 and 8.25 percent a year earlier. The issuance of $2.03 billion of non-cumulative preferred stock contributed to the increase during the fourth quarter.

During the quarter, Bank of America paid a cash dividend of $0.56 per share. Additionally, the company issued approximately 20 million common shares primarily related to employee stock options and ownership plans, and repurchased 60 million common shares. Period-ending common shares issued and outstanding were 4.46 billion for the fourth quarter of 2006, compared to 4.50 billion for the third quarter of 2006 and 4.00 billion for the fourth quarter of 2005.

Full-Year 2006 Financial Summary

Revenue

Revenue on a fully taxable-equivalent basis increased 30 percent to $74.25 billion from $56.92 billion from the previous year.

Net interest income on a fully taxable-equivalent basis increased 13 percent to $35.82 billion from $31.57 billion in 2005. The increase was driven by the addition of MBNA, consumer and middle market business loan growth and increases in the benefits from asset liability management activity, partially offset by lower core deposit levels and higher trading-related earning assets. The net interest yield tightened 2 basis points to 2.82 percent.

Noninterest income increased 52 percent to $38.43 billion from $25.35 billion. These results were driven by higher card income, which included MBNA, equity investment gains, increases in investment banking income and trading account profits and an increase in other income related to the sale of the Brazil and Asia Commercial Banking businesses.

Losses on sales of debt securities were $443 million in 2006 compared to gains on sales of debt securities of $1.08 billion in 2005.

Efficiency

The efficiency ratio on a fully taxable-equivalent basis for 2006 was 47.94 percent (46.86 percent excluding merger and restructuring charges). Noninterest expense increased 24 percent to $35.60 billion from $28.68 billion a year ago primarily due to MBNA. Included in expenses for 2006 were $805 million in pre-tax merger and restructuring charges related to the MBNA merger. Full year 2006 cost savings from the merger with MBNA were approximately $1.25 billion, accelerating original projections.

Credit Quality

Provision expense was $5.01 billion in 2006, a 25 percent increase from 2005. The increase in provision expense was driven by the addition of MBNA and 2005 commercial reserve releases, partially offset by lower bankruptcy-related credit costs on the domestic consumer credit card portfolio.

Net charge-offs totaled $4.54 billion, or 0.70 percent of average loans and leases, compared with $4.56 billion, or 0.85 percent of average loans and leases in 2005. The decrease in net charge-offs was due to the impact of bankruptcy reform which accelerated net charge-offs into 2005, partially offset by the addition of MBNA.

Capital Management

For 2006, Bank of America paid $9.64 billion in cash dividends to common shareholders. The company also issued 118.4 million common shares, primarily related to employee stock options and ownership plans, and repurchased 291.1 million common shares for $14.36 billion.

The company also issued 631 million shares of common stock associated with the acquisition of MBNA, resulting in a net increase of 458.4 million common shares outstanding for the year.

2006 Business Segment Results

Global Consumer and Small Business Banking

(Dollars in millions)	YTD 2006	YTD 2005
Total Revenue [1]	$41,691	$28,323

Provision for credit losses	5,172	4,243
Noninterest expense	18,830	13,124

Net Income	11,171	7,021

Efficiency ratio	45.17%	46.34%
Return on average equity	17.70	23.73

Loans and leases[2]	$192,072	$144,027
Deposits[2]	330,072	306,098

[1]	Fully taxable-equivalent basis
[2]	Balances averaged for period

Net income rose 59 percent to $11.17 billion in 2006 and revenue grew 47 percent to $41.69 billion from the previous year. Results for 2005 did not include MBNA. Net income was driven by higher card income including the MBNA acquisition, higher net interest income, partially offset by higher provision expense primarily due to MBNA. On a pro forma basis (including MBNA's 2005 results), revenue increased 7 percent while net income increased 19 percent.

Sales of consumer financial products increased across-the-board, as the business leveraged its leading franchises in both banking centers and online capabilities. Franchise sales totaled 44 million units, a 7 percent increase compared to 2005, including record performance in checking, debit and online sales.

Average deposit balances increased by $23.97 billion, or 8 percent, driven by the addition of the MBNA deposit portfolio. On a pro forma basis, deposits decreased $3.21 billion in 2006 from a year earlier as the company continued to balance growth and profitability. As part of Bank of America’s integrated offerings, customers also chose alternative instruments such as Columbia money market mutual funds.

E-Commerce reported sales of more than 7 million units in the year, driven by checking and credit card sales and supported by enhanced website design and a streamlined application process. Bankofamerica.com now has 21.3 million active users and 11.1 million active bill-payers.

•	Deposits revenue increased 13 percent to $17.02 billion from 2005, while net income increased 11 percent to $4.93 billion. On a pro forma basis, deposits revenue increased 12 percent compared with 2005, while net income increased 9 percent.

•	Card Services had revenue of $21.49 billion, a 150 percent increase from 2005 and recorded a five-fold increase in net income to $5.64 billion. On a pro forma basis, Card Services recorded an increase in revenue of 14 percent compared with 2005, while net income increased 74 percent.

•	Home Equity revenue rose 9 percent to $1.49 billion in 2006 from a year earlier and net income increased 16 percent to $507 million. Pro forma results were comparable for both revenue and net income.

•	Mortgage revenue decreased 16 percent to $1.44 billion in 2006 from a year earlier and net income declined 29 percent to $282 million. On a pro forma basis, revenue decreased 17 percent and net income fell 33 percent.

•	ALM/Other had revenue of $259 million, down significantly compared to 2005 and net income declined as well to a loss of $186 million. Pro forma results for this segment were comparable for both revenue and net income.

Fourth quarter net income for Global Consumer and Small Business Banking rose 44 percent to $2.53 billion from the year earlier period. Revenue in the period increased 46 percent to $10.63 billion, driven primarily by higher credit card income, including the addition of MBNA, and service charges. On a pro forma basis, net income increased 16 percent during the period and revenue increased 8 percent.

Global Corporate and Investment Banking

(Dollars in millions)	YTD 2006	YTD 2005
Total Revenue [1]	$22,691	$20,600

Provision for credit losses	(6)	(291)
Noninterest expense	11,998	11,133

Net Income	6,792	6,384

Efficiency ratio	52.87%	54.04%
Return on average equity	16.21	15.28

Loans and leases[2]	$243,282	$214,818
Deposits[2]	205,652	189,860
Trading-related assets[2]	338,364	314,568

[1]	Fully taxable-equivalent basis
[2]	Balances averaged for period

Net income increased 6 percent to $6.79 billion in 2006 compared with a year earlier impacted by the $885 million pre-tax gain from the sale of Bank of America’s Brazil operations and its Asia Commercial Banking business. Revenue increased 10 percent to $22.69 billion as income from sales and trading, Treasury Services and investment banking increased. Excluding the impact of the Brazil and Asia transactions, revenue rose 6 percent to $21.17 billion from 2005 while net income declined less than 1 percent, including a lower provision benefit.

Capital Markets and Advisory Services benefited from strong sales and trading results and an increase in debt underwriting compared with a year earlier.

•	Capital Markets and Advisory Services had net income of $1.69 billion in 2006, a 26 percent increase from 2005, as investment banking income and sales and trading income rose. Revenue grew 21 percent to $8.20 billion. Expenses grew 16 percent driven in part due to increases in performance-based compensation.

•	Business Lending net income declined 14 percent to $2.23 billion in 2006 from the year ago period due to spread compression and the cost of credit mitigation. Revenue decreased 6 percent to $5.68 billion. Average loans and leases rose 12 percent to more than $216 billion.

•	Treasury Services net income grew 18 percent to $2.17 billion from a year earlier as revenue rose 11 percent to $6.69 billion and income from commercial credit cards and service charges increased.

•	ALM/Other had revenue of $2.12 billion and net income of $702 million, an increase of 15 percent primarily due to the sale of Brazil operations and the Asia Commercial Banking business.

Global Corporate and Investment Banking’s fourth quarter net income rose 23 percent to $1.57 billion from the same period a year earlier as income from sales and trading and investment banking increased, reflecting company investments in capital markets platforms and the sale of the Asia business. Revenue rose 9 percent in the quarter to $5.40 billion.

Global Wealth and Investment Management

(Dollars in millions)	YTD 2006	YTD 2005
Total Revenue [1]	$7,779	$7,316

Provision for credit losses	(40)	(7)
Noninterest expense	4,005	3,710

Net Income	2,403	2,316

Efficiency ratio	51.48%	50.72%
Return on average equity	23.20	22.52

Loans and leases[2]	$61,497	$54,102
Deposits[2]	115,071	117,338

(in billions)	At 12/31/06	At 12/31/05
Assets under management	$542.9	$482.3

[1]	Fully taxable-equivalent basis
[2]	Balances averaged for period

Net income increased 4 percent to $2.40 billion compared with a year earlier. Revenue rose 6 percent, supported by 11 percent growth in asset management fees. Improved spreads on deposits and a 14 percent increase in average loan balances were largely offset by the impact of asset and liability management activity.

Assets Under Management grew $60.58 billion, or 13 percent in 2006, reflecting strong net inflows of $37.87 billion and market appreciation.

•	Premier Banking & Investments had revenue of $2.88 billion, a 13 percent increase over 2005 and reported net income of $948 million, a 17 percent increase.

•	The Private Bank had revenue of $2.10 billion up 1 percent over last year, and net income of $553 million which declined 1 percent compared with 2005.

•	Columbia Management had revenue of $1.54 billion up more than 13 percent and net income of $335 million, up 15 percent when compared with 2005.

•	ALM/Other had revenue of $1.27 billion, down 4 percent from 2005 and net income of $567 million, down 13 percent.

For the fourth quarter of 2006, Global Wealth and Investment Management net income declined 1 percent to $602 million from the previous year. Revenue increased 5 percent to $1.99 billion.

All Other

For 2006, All Other reflected $767 million of net income, compared with $744 million a year earlier. In 2005, All Other was negatively affected by the results of the asset liability management process, including the change in the value of derivatives used as economic hedges that did not qualify for SFAS 133. Equity Investment gains were $2.87 billion in 2006 compared with $1.96 billion in 2005 driven by increases in Principal Investing and Corporate and Strategic Investments. For the fourth quarter of 2006, All Other reflected $556 million of net income, compared with a net loss of $63 million for the same period in 2005. Equity Investment gains were $1.03 billion in the fourth quarter of 2006 compared with $493 million a year earlier.

Note: Ken Lewis, chairman and chief executive officer, and Joe Price, chief financial officer, will discuss fourth quarter and full-year 2006 results in a conference call at 9:30 a.m. (Eastern Time) today. The call and accompanying presentation can be accessed via a webcast available on the Bank of America Web site at http://www.bankofamerica.com/investor/.

Bank of America is one of the world's largest financial institutions, serving individual consumers, small and middle market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk-management products and services. The company provides unmatched convenience in the United States, serving more than 55 million consumer and small business relationships with more than 5,700 retail banking offices, through more than 17,000 ATMs and award-winning online banking with more than 21 million active users. Bank of America is the No. 1 overall Small Business Administration (SBA) lender in the United States and the No. 1 SBA lender to minority-owned small businesses. The company serves clients in 175 countries and has relationships with 98 percent of the U.S. Fortune 500 companies and 80 percent of the Global Fortune 500. Bank of America Corporation stock (NYSE: BAC) is listed on the New York Stock Exchange.

Forward-Looking Statements

This press release contains forward-looking statements, including statements about the financial conditions, results of operations and earnings outlook of Bank of America Corporation. The forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results or earnings to differ materially from such forward-looking statements include, among others, the following: 1) projected business increases following process changes and other investments are lower than expected; 2) competitive pressure among financial services companies increases significantly; 3) general economic conditions are less favorable than expected; 4) political conditions including the threat of future terrorist activity and related actions by the United States abroad may adversely affect the company’s businesses and economic conditions as a whole; 5) changes in the interest rate environment reduce interest margins and impact funding sources; 6) changes in foreign exchange rates increases exposure; 7) changes in market rates and prices may adversely impact the value of financial products; 8) legislation or regulatory environments, requirements or changes adversely affect the businesses in which the company is engaged; 9) litigation liabilities, including costs, expenses, settlements and judgments, may adversely affect the company or its businesses; and 10) decisions to downsize, sell or close units or otherwise change the business mix of any of the company. For further information regarding Bank of America Corporation, please read the Bank of America reports filed with the SEC and available at www.sec.gov.

Please consider the investment objectives, risks, charges and expenses of Columbia mutual funds carefully before investing. Contact your financial advisor for a prospectus which contains this and other important information about the fund. Read it carefully before you invest.

1 Results shown are defined by Columbia Management’s calculation of its percentage of assets under management in the top two quartiles of categories based on Morningstar (Equity categories), Lipper (Fixed Income categories) iMoneyNet (Money Market categories). The category percentile rank was calculated by ranking the three year gross return of share classes within the categories stated above. The assets of the number of funds within the top 2 quartile results were added and then divided by Columbia Managements total assets under management. Had fees been included, rankings would have been lower. Past performance is no guarantee of future results. The share class earning the ranking may have limited eligibility and may not be available to all investors.

Columbia Management is the primary investment management division of Bank of America Corporation. Columbia Management entities furnish investment management services and advise institutional and mutual fund portfolios. Columbia Funds are distributed by Columbia Management Distributors, Inc., member NASD, SIPC. Columbia Management Distributors, Inc. is part of Columbia Management and an affiliate of Bank of America Corporation.

www.bankofamerica.com

###

Bank of America

Selected Financial Data (1)

	Three Months Ended December 31		Year Ended December 31
	2006	2005	2006	2005
(Dollars in millions, except per share data; shares in thousands)
Financial Summary

Earnings	$5,256	$3,574	$21,133	$16,465
Earnings per common share	1.17	0.89	4.66	4.10
Diluted earnings per common share	1.16	0.88	4.59	4.04

Dividends paid per common share	0.56	0.50	2.12	1.90
Closing market price per common share	53.39	46.15	53.39	46.15
Average common shares issued and outstanding	4,464,110	3,996,024	4,526,637	4,008,688
Average diluted common shares issued and outstanding	4,536,696	4,053,859	4,595,896	4,068,140

Summary Income Statement

Net interest income	$8,599	$7,859	$34,591	$30,737
Total noninterest income	9,866	5,951	38,432	25,354

Total revenue	18,465	13,810	73,023	56,091
Provision for credit losses	1,570	1,400	5,010	4,014
Gains (losses) on sales of debt securities	21	71	(443)	1,084
Other noninterest expense	8,849	7,261	34,792	28,269
Merger and restructuring charges	244	59	805	412

Income before income taxes	7,823	5,161	31,973	24,480
Income tax expense	2,567	1,587	10,840	8,015

Net income	$5,256	$3,574	$21,133	$16,465

Summary Average Balance Sheet

Total loans and leases	$683,598	$563,589	$652,417	$537,218
Securities	193,601	221,411	225,219	219,843
Total earning assets	1,299,461	1,145,550	1,269,144	1,111,994
Total assets	1,495,150	1,305,057	1,466,681	1,269,892
Total deposits	680,245	628,922	672,995	632,432
Shareholders’ equity	134,047	99,948	130,463	99,861
Common shareholders’ equity	132,004	99,677	129,773	99,590

Performance Ratios

Return on average assets	1.39%	1.09%	1.44%	1.30%
Return on average common shareholders’ equity	15.76	14.21	16.27	16.51

Credit Quality

Net charge-offs	$1,417	$1,648	$4,539	$4,562
Annualized net charge-offs as a % of average loans and leases outstanding	0.82%	1.16%	0.70%	0.85%
Managed credit card net losses as a % of average managed credit card receivables	4.56	9.49	3.90	6.92

	December 31
	2006	2005
Balance Sheet Highlights

Loans and leases	$706,490	$573,791
Total securities	192,846	221,603
Total earning assets	1,257,274	1,133,234
Total assets	1,459,737	1,291,803
Total deposits	693,497	634,670
Total shareholders’ equity	135,272	101,533
Common shareholders’ equity	132,421	101,262
Book value per share	29.70	25.32
Tangible equity ratio (2)	4.35%	4.26%

Risk-based capital ratios:
Tier 1	8.64 *	8.25
Total	11.88 *	11.08

Leverage ratio	6.36 *	5.91

Period-end common shares issued and outstanding	4,458,151	3,999,688

Allowance for credit losses:
Allowance for loan and lease losses	$9,016	$8,045
Reserve for unfunded lending commitments	397	395

Total	$9,413	$8,440

Allowance for loan and lease losses as a % of total loans and leases	1.28%	1.40%
Allowance for loan and lease losses as a % of total nonperforming loans and leases	505	532
Total nonperforming loans and leases	$1,787	$1,511
Total nonperforming assets	1,856	1,603
Nonperforming assets as a % of:
Total assets	0.13%	0.12%
Total loans, leases and foreclosed properties	0.26	0.28
Nonperforming loans and leases as a % of total loans and leases	0.25	0.26

Other Data

Full-time equivalent employees	203,425	176,934
Number of banking centers - domestic	5,747	5,873
Number of branded ATMs - domestic	17,079	16,785

*	Preliminary data

Information for periods beginning January 1, 2006 includes the MBNA acquisition; prior periods have not been restated.

BUSINESS SEGMENT RESULTS

	Global Consumer and Small Business Banking	Global Corporate and Investment Banking	Global Wealth and Investment Management	All Other
Three Months Ended December 31, 2006
Total revenue (FTE) (3)	$10,629	$5,398	$1,988	$806
Net income	2,527	1,571	602	556
Shareholder value added	1,192	484	331	177
Return on average equity	16.27%	15.33%	22.80%	n/m
Average loans and leases	$200,063	$246,608	$64,465	$172,462

Three Months Ended December 31, 2005
Total revenue (FTE) (3)	$7,295	$4,958	$1,891	$(91)
Net income	1,749	1,282	606	(63)
Shareholder value added	1,009	152	322	(437)
Return on average equity	22.05%	11.99%	21.97%	n/m
Average loans and leases	$149,251	$228,999	$57,187	$128,152

Year Ended December 31, 2006
Total revenue (FTE) (3)	$41,691	$22,691	$7,779	$2,086
Net income	11,171	6,792	2,403	767
Shareholder value added	5,738	2,349	1,340	(306)
Return on average equity	17.70%	16.21%	23.20%	n/m
Average loans and leases	$192,072	$243,282	$61,497	$155,566

Year Ended December 31, 2005
Total revenue (FTE) (3)	$28,323	$20,600	$7,316	$684
Net income	7,021	6,384	2,316	744
Shareholder value added	4,318	1,966	1,263	(953)
Return on average equity	23.73%	15.28%	22.52%	n/m
Average loans and leases	$144,027	$214,818	$54,102	$124,271

n/m = not meaningful

	Three Months Ended December 31		Year Ended December 31
	2006	2005	2006	2005
SUPPLEMENTAL FINANCIAL DATA

Fully taxable-equivalent basis data (3)
Net interest income	$8,955	$8,102	$35,815	$31,569
Total revenue	18,821	14,053	74,247	56,923
Net interest yield	2.75%	2.82%	2.82%	2.84%
Efficiency ratio	48.31	52.09	47.94	50.38

Reconciliation of net income to operating earnings
Net income	$5,256	$3,574	$21,133	$16,465
Merger and restructuring charges	244	59	805	412
Related income tax benefit	(90)	(19)	(298)	(137)

Operating earnings	$5,410	$3,614	$21,640	$16,740

Reconciliation of average shareholders’ equity to average tangible shareholders’ equity
Average shareholders’ equity	$134,047	$99,948	$130,463	$99,861
Average goodwill	(65,766)	(45,305)	(66,040)	(45,331)

Average tangible shareholders’ equity	$68,281	$54,643	$64,423	$54,530

Operating Basis
Diluted earnings per common share	$1.19	$0.89	$4.70	$4.11
Return on average assets	1.44%	1.10%	1.48%	1.32%
Return on average common shareholders’ equity	16.22	14.36	16.66	16.79
Return on average tangible shareholders’ equity	31.44	26.23	33.59	30.70
Efficiency ratio (FTE) (3)	47.02	51.66	46.86	49.66

Reconciliation of net income to shareholder value added
Net income	$5,256	$3,574	$21,133	$16,465
Amortization of intangibles	433	196	1,755	809
Merger and restructuring charges, net of tax benefit	154	40	507	275
Capital charge	(3,659)	(2,764)	(14,274)	(10,955)

Shareholder value added	$2,184	$1,046	$9,121	$6,594

(1)	Certain prior period amounts have been reclassified to conform to current period presentation.
(2)	Tangible equity ratio equals shareholders’ equity less goodwill and intangible assets divided by total assets less goodwill and intangible assets.
(3)	Fully taxable-equivalent (FTE) basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes.

Information for periods beginning January 1, 2006 includes the MBNA acquisition; prior periods have not been restated.